EXHIBIT 99.1
Greif Reports Record Second Quarter Results
DELAWARE, Ohio (June 8, 2011) — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its second fiscal quarter, which ended April 30, 2011. The company reported record second quarter net sales of $1,050.7 million, record second quarter net income of $50.9 million, or $0.87 per diluted Class A share, record second quarter net income before special items1 of $61.0 million, or $1.04 per diluted Class A share, and record second quarter EBITDA1 before special items1 of $131.6 million.
(Dollars in millions, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010
Net sales	$1,050.7	$836.6	$1,994.5	$1,546.2
Operating profit	91.3	72.8	160.0	123.4
Operating profit before special items[1]	104.3	82.2	184.5	148.8
Net income attributable to Greif, Inc.	50.9	42.6	92.3	67.5
Net income attributable to Greif, Inc. before special items[1]	61.0	50.4	111.1	88.0
Diluted Class A earnings per share	0.87	0.73	1.58	1.16
Diluted Class A earnings per share before special items[1]	1.04	0.86	1.89	1.50
EBITDA[1]	118.6	99.6	222.3	176.9
EBITDA before special items[1]	131.6	109.0	246.8	202.3

	April 30, 2011	Oct. 31, 2010	April 30, 2010
Working capital[1]	$480.8	$404.1	$357.0
Net working capital[1]	385.3	297.1	272.0
Long-term debt	1,090.7	953.1	955.0
Net debt[1]	1,113.4	919.5	938.9
Michael J. Gasser, chairman and chief executive officer, said, “Our strong second quarter operating results were primarily driven by sequential improvement in profit margins for our rigid industrial packaging businesses as cost pass-through mechanisms took effect; continued improvement in operating results for our flexible products businesses; and solid performance in our paper packaging businesses. During the second quarter, we continued to make significant progress integrating the businesses we acquired during 2010, including rapidly implementing the Greif Business System.
“Overall, the entire first half of the year has put us in a good position for the second half, which has typically been stronger because of the agriculture business that generates higher sales volumes.”
Consolidated Results
Net sales were $1,050.7 million for the second quarter of 2011 compared with $836.6 million for the second quarter of 2010. The 25.6 percent increase was due to higher sales volumes, higher selling prices resulting from the pass-through of higher raw material costs, and the positive impact of foreign currency translation. The higher sales volumes were primarily due to acquisitions in the Flexible Products & Services segment and improving volumes in the Paper Packaging segment.

[1]	Non-GAAP financial measures – (a) Special items are as follows: (i) for the three months ended April 30, 2011, restructuring charges of $5.0 million ($3.8 million net of tax) and acquisition-related costs of $8.0 million ($6.3 million net of tax); (ii) for the three months ended April 30, 2010, restructuring charges of $4.8 million ($4.0 million net of tax) and acquisition-related costs of $4.6 million ($3.8 million net of tax); (iii) for the six months ended April 30, 2011, restructuring charges of $8.0 million ($6.1 million net of tax) and acquisition-related costs of $16.5 million ($12.7 million net of tax); and (iv) for the six months ended April 30, 2010, restructuring charges of $10.8 million ($8.7 million net of tax) and acquisition-related costs of $14.6 million ($11.8 million net of tax). (b) EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings (losses) of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization. (c) Working capital represents current assets less current liabilities, whereas net working capital represents working capital less cash and cash equivalents. (d) Net debt represents long-term debt plus the current portion of long-term debt plus short-term borrowings less cash and cash equivalents. A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Gross profit increased to $207.3 million for the second quarter of 2011 compared with $168.5 million for the second quarter of 2010 primarily due to the higher sales volumes. Gross profit margin was 19.7 percent for the second quarter of 2011 compared with 18.7 percent for the first quarter of 2011 and 20.1 percent for the second quarter of 2010. The sequential improvement reflects the impact of the company’s cost pass-through mechanisms.
Selling, general and administrative (SG&A) expenses were $113.9 million for the second quarter of 2011 compared with $91.6 million for the second quarter of 2010. The $22.3 million increase was primarily due to SG&A expenses from acquired companies and higher performance-based incentives. Acquisition-related costs of $8.0 million and $4.6 million were included in SG&A expenses for the second quarter of 2011 and 2010, respectively. SG&A expenses, as a percentage of net sales, were 10.8 percent for the second quarter of 2011 compared to 10.9 percent for the same quarter of last year.
Operating profit was $91.3 million and $72.8 million for the second quarter of 2011 and 2010, respectively. Operating profit before special items was up 26.9 percent to $104.3 million for the second quarter of 2011 compared with $82.2 million for the second quarter of 2010. The $22.1 million increase was due to Paper Packaging ($12.7 million increase), Flexible Products & Services ($6.5 million increase), Land Management ($1.7 million increase) and Rigid Industrial Packaging & Services ($1.2 million increase).
Interest expense, net, was $18.6 million for the second quarter of 2011 compared with $16.8 million for the same period last year. The increase was primarily due to the higher level of debt resulting from acquisitions and increased working capital requirements.
Net income was $50.9 million, or $0.87 per diluted Class A share and $1.31 per diluted Class B share, for the second quarter of 2011 and $42.6 million, or $0.73 per diluted Class A share and $1.10 per diluted Class B share, for the second quarter of 2010. Net income before special items was $61.0 million for the second quarter of 2011 compared with $50.4 million for the second quarter of 2010. Diluted earnings per share before special items was $1.04 compared with $0.86 per Class A share and $1.57 compared with $1.29 per Class B share for the second quarter of 2011 and 2010, respectively.
EBITDA, as defined in footnote 1, item (b), was $118.6 million and $99.6 million for the second quarter of 2011 and 2010, respectively. EBITDA before special items increased 20.7 percent to $131.6 million for the second quarter of 2011 compared with $109.0 million for the second quarter of 2010. The $22.6 million increase was primarily due to the improved operating profit before special items in the Paper Packaging and Flexible Products & Services segments.
Segment Results
Rigid Industrial Packaging & Services
Net sales were $743.9 million for the second quarter of 2011 compared with $636.5 million for the second quarter of 2010. The 16.9 percent increase in net sales was primarily due to higher selling prices resulting from the pass-through of higher input costs and the positive impact of foreign currency translation.
Gross profit margin was 19.5 percent for the second quarter of 2011 compared with 18.6 percent for the first quarter of 2011 and 21.7 percent for the second quarter of 2010. The year-over-year reduction was primarily due to a change in product mix and higher raw material costs, especially for steel and resin, partially offset by the company’s cost pass-through mechanisms. The sequential improvement reflects the impact of the company’s cost pass-through mechanisms.

Operating profit was $66.1 million and $64.4 million for the second quarter of 2011 and 2010, respectively. Operating profit before special items increased to $71.1 million for the second quarter of 2011 from $70.0 million for the second quarter of 2010. The $1.1 million increase was primarily due to higher selling prices due to the pass-through of higher input costs, efficiency improvements and gain on sale of an idle facility, partially offset by higher raw material costs.
EBITDA was $82.8 million and $83.3 million for the second quarter of 2011 and 2010, respectively. EBITDA before special items decreased to $87.8 million for the second quarter of 2011 from $88.9 million for the second quarter of 2010.
Flexible Products & Services
Net sales were $134.8 million for the second quarter of 2011 compared with $50.5 million for the second quarter of 2010. The increase was primarily due to the acquisitions of flexible intermediate bulk container companies during the second half of 2010.
Gross profit margin was 21.5 percent for the second quarter of 2011 compared with 19.1 percent for the first quarter of 2011 and 21.3 percent for the second quarter of 2010. The changes in gross profit margin were primarily due to product mix.
Operating profit was $2.0 million and $0.3 million for the second quarter of 2011 and 2010, respectively. Operating profit before special items increased to $10.5 million for the second quarter of 2011 from $4.0 million for the second quarter of 2010 primarily as a result of acquisitions during the second half of 2010.
EBITDA was $4.6 million and $1.2 million for the second quarter of 2011 and 2010, respectively. EBITDA was impacted by acquisition-related costs of $5.3 million and $3.7 million for the second quarter of 2011 and 2010, respectively. EBITDA before special items increased to $13.1 million for the second quarter of 2011 from $4.9 million for the second quarter of 2010 primarily as a result of acquisitions during the second half of 2010.
Paper Packaging
Net sales were $166.5 million for the second quarter of 2011 compared with $147.5 million for the second quarter of 2010. The 12.9 percent increase in net sales was primarily due to higher sales volumes and higher containerboard selling prices.
Gross profit margin increased to 18.8 percent for the second quarter of 2011 from 13.3 percent for the second quarter of 2010. This increase was primarily due to higher net sales and efficiency improvements, partially offset by higher raw material costs, especially old corrugated containers. For the first quarter of 2011, the gross profit margin was 18.1 percent for this segment.
Operating profit was $20.9 million and $7.6 million for the second quarter of 2011 and 2010, respectively. Operating profit before special items increased to $20.4 million for the second quarter of 2011 from $7.7 million for the second quarter of 2010. The $12.7 million increase was primarily due to higher net sales, improved gross profit margin and lower SG&A expenses.
EBITDA increased to $28.1 million for the second quarter of 2011 compared with $14.3 million in the second quarter of 2010. EBITDA before special items was $27.6 million for the second quarter of 2011 from $14.4 million for the second quarter of 2010 for the same reasons impacting the operating profit before special items.

Land Management
Net sales were $5.5 million and $2.1 million for the second quarter of 2011 and 2010, respectively.
Operating profit and operating profit before special items was $2.3 million for the second quarter of 2011 compared with $0.5 million for the second quarter of 2010. The results of this segment were in line with plan.
EBITDA and EBITDA before special items was $3.1 million for the second quarter of 2011 compared with $0.8 million for the second quarter of 2010. Included in these amounts were profits from the sale of special-use properties (surplus, higher and better use, and development properties) of $0.3 million for the second quarter of 2011 and $0.5 million for the second quarter of 2010.
Other Cash Flow Information
During the first half of 2011, the company’s net debt increased $193.9 million to $1,113.4 million at quarter-end primarily due to funding acquisitions, capital expenditures and increased working capital needs.
Capital expenditures were $33.2 million, excluding timberland purchases of $0.5 million, for the second quarter of 2011 compared with capital expenditures of $30.9 million, excluding timberland purchases of $16.5 million, for the second quarter of 2010. Capital expenditures are expected to be approximately $150 million, excluding timberland purchases and acquisitions, for fiscal 2011.
On June 7, 2011, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. These dividends are payable on July 1, 2011, to stockholders of record at close of business on June 20, 2011.
Company Outlook
The company anticipates further improvement in financial performance during the second half of fiscal 2011 primarily driven by Flexible Products & Services as benefits from integration efforts through the first half of fiscal 2011 are achieved, and by Rigid Industrial Packaging & Services as the full impact of cost pass-through mechanisms are realized. Historically, third and fourth quarter results have been the company’s stronger quarters partly due to higher sales volumes for products used in the agricultural sector. The company reaffirms its fiscal 2011 earnings guidance.
Conference Call
The company will host a conference call to discuss the second quarter of 2011 results on June 9, 2011, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the company’s website approximately one hour following the call.
About Greif
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible and corrugated containers, containerboard and packaging accessories, and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding the company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue”, “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the company’s management. Although the company believes that the expectations reflected in forward-looking statements have a reasonable basis, the company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the company’s business, (ii) historically, the company’s business has been sensitive to changes in general economic or business conditions, (iii) the company’s operations are subject to currency exchange and political risks, (iv) the continuing consolidation of the company’s customer base and our suppliers may intensify pricing pressure, (v) the company operates in highly competitive industries, (vi) the company’s business is sensitive to changes in industry demands, (vi) raw material and energy price fluctuations and shortages may adversely impact the company’s manufacturing operations and costs, (vii) the company may encounter difficulties arising from acquisitions, (viii) the company may incur additional restructuring costs and there is no guarantee that its efforts to reduce costs will be successful, (ix) tax legislation initiatives or challenges to the company’s tax positions may adversely impact its financial results or condition, (x) several operations are conducted by joint ventures that the company cannot operate solely for its benefit, (xi) the company’s ability to attract, develop and retain talented employees, managers and executives is critical to its success, (xii) the company’s business may be adversely impacted by work stoppages and other labor relations matters, (xiii) the company may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage, (xiv) the company’s business depends on the uninterrupted operations of its facilities, systems and business functions, including its information technology and other business systems, (xv) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact the company’s operations and financial performance, (xvi) changing climate conditions may adversely affect the company’s operations and financial performance, and (xvii) the frequency and volume of the company’s timber and timberland sales will impact its financial performance. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the company’s Form 10-K for the year ended Oct. 31, 2010 and the company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010

Net sales	$1,050.7	$836.6	$1,994.5	$1,546.2
Cost of products sold	843.4	668.1	1,611.1	1,240.0

Gross profit	207.3	168.5	383.4	306.2

Selling, general and administrative expenses	113.9	91.6	220.4	174.0
Restructuring charges	5.0	4.8	8.0	10.8
(Gain) on disposal of properties, plants and equipment, net	(2.9)	(0.7)	(5.0)	(2.0)

Operating profit	91.3	72.8	160.0	123.4

Interest expense, net	18.6	16.8	35.4	31.6
Other expense, net	7.3	0.9	5.4	3.7

Income before income tax expense and equity earnings of unconsolidated affiliates, net of tax	65.4	55.1	119.2	88.1

Income tax expense	14.8	10.5	28.0	17.1
Equity earnings of unconsolidated affiliates, net of tax	—	0.2	0.5	0.1

Net income	50.6	44.8	91.7	71.1
Net (loss) income attributable to noncontrolling interests	(0.3)	2.2	(0.6)	3.6

Net income attributable to Greif, Inc.	$50.9	$42.6	$92.3	$67.5

Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.87	$0.73	$1.58	$1.16
Class B Common Stock	$1.31	$1.10	$2.37	$1.73

Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.87	$0.73	$1.58	$1.16
Class B Common Stock	$1.31	$1.10	$2.37	$1.73

Shares used to calculate basic earnings per share:
Class A Common Stock	24.8	24.6	24.8	24.6
Class B Common Stock	22.4	22.5	22.4	22.5

Shares used to calculate diluted earnings per share:
Class A Common Stock	25.1	25.0	25.1	24.9
Class B Common Stock	22.4	22.5	22.4	22.5

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in millions, except per share amounts)

	Three months ended April 30, 2011			Three months ended April 30, 2010
		Diluted per share			Diluted per share
		amounts			amounts
		Class A	Class B		Class A	Class B

Operating profit	$91.3			$72.8
Restructuring charges	5.0			4.8
Acquisition-related costs	8.0			4.6

Operating profit before special items	$104.3			$82.2

Net income	$50.9	$0.87	$1.31	$42.6	$0.73	$1.10
Restructuring charges, net of tax	3.8	0.06	0.10	4.0	0.07	0.09
Acquisition-related costs, net of tax	6.3	0.11	0.16	3.8	0.06	0.10

Net income before special items	$61.0	$1.04	$1.57	$50.4	$0.86	$1.29

	Six months ended April 30, 2011			Six months ended April 30, 2010
		Diluted per share			Diluted per share
		amounts			amounts
		Class A	Class B		Class A	Class B
Operating profit	$160.0			$123.4
Restructuring charges	8.0			10.8
Acquisition-related costs	16.5			14.6

Operating profit before special items	$184.5			$148.8

Net income	$92.3	$1.58	$2.37	$67.5	$1.16	$1.73
Restructuring charges, net of tax	6.1	0.10	0.15	8.7	0.14	0.23
Acquisition-related costs, net of tax	12.7	0.21	0.33	11.8	0.20	0.30

Net income before special items	$111.1	$1.89	$2.85	$88.0	$1.50	$2.26

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010
Net sales
Rigid Industrial Packaging & Services	$743.9	$636.5	$1,397.8	$1,201.3
Flexible Products & Services	134.8	50.5	262.8	61.7
Paper Packaging	166.5	147.5	323.3	275.8
Land Management	5.5	2.1	10.6	7.4

Total net sales	$1,050.7	$836.6	$1,994.5	$1,546.2

Operating profit (loss):
Rigid Industrial Packaging & Services	$66.1	$64.4	$112.2	$112.9
Flexible Products & Services	2.0	0.3	3.5	(4.3)
Paper Packaging	20.9	7.6	39.0	11.3
Land Management	2.3	0.5	5.3	3.5

Total operating profit (loss)	91.3	72.8	160.0	123.4

Restructuring charges:
Rigid Industrial Packaging & Services	2.3	4.7	4.6	10.7
Flexible Products & Services	3.2	—	3.2	—
Paper Packaging	(0.5)	0.1	0.2	0.1

Total restructuring charges	5.0	4.8	8.0	10.8

Acquisition-related costs:
Rigid Industrial Packaging & Services	2.7	0.9	4.2	3.8
Flexible Products & Services	5.3	3.7	12.3	10.8

Total acquisition-related costs	8.0	4.6	16.5	14.6

Operating profit before special items:
Rigid Industrial Packaging & Services	71.1	70.0	121.0	127.4
Flexible Products & Services	10.5	4.0	19.0	6.5
Paper Packaging	20.4	7.7	39.2	11.4
Land Management	2.3	0.5	5.3	3.5

Total operating profit before special items	$104.3	$82.2	$184.5	$148.8

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010
Net sales
North America	$484.0	$420.9	$923.8	$781.8
Europe, Middle East and Africa	406.5	288.6	751.6	512.9
Asia Pacific and Latin America	160.2	127.1	319.1	251.5

Total net sales	$1,050.7	$836.6	$1,994.5	$1,546.2

Operating profit before special items:
North America	$51.4	$35.4	$91.0	$67.5
Europe, Middle East and Africa	48.6	36.9	79.3	63.4
Asia Pacific and Latin America	4.3	9.9	14.2	17.9

Total operating profit before special items	$104.3	$82.2	$184.5	$148.8

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED EBITDA2
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010

Net income	$50.6	$44.8	$91.7	$71.1
Plus: interest expense, net	18.6	16.8	35.4	31.6
Plus: income tax expense	14.8	10.5	28.0	17.1
Plus: depreciation, depletion and amortization expense	34.6	27.7	67.7	57.2
Less: equity earnings of unconsolidated affiliates, net of tax	—	0.2	0.5	0.1

EBITDA	118.6	99.6	222.3	176.9

Restructuring charges	5.0	4.8	8.0	10.8
Acquisition-related costs	8.0	4.6	16.5	14.6

EBITDA before special items	$131.6	$109.0	$246.8	$202.3

Net income	$50.6	$44.8	$91.7	$71.1
Plus: interest expense, net	18.6	16.8	35.4	31.6
Plus: income tax expense	14.8	10.5	28.0	17.1
Plus: other expense (income), net	7.3	0.9	5.4	3.7
Less: equity earnings of unconsolidated affiliates, net of tax	—	0.2	0.5	0.1

Operating profit	91.3	72.8	160.0	123.4
Less: other expense, net	7.3	0.9	5.4	3.7
Plus: depreciation, depletion and amortization expense	34.6	27.7	67.7	57.2

EBITDA	118.6	99.6	222.3	176.9
Restructuring charges	5.0	4.8	8.0	10.8
Acquisition-related costs	8.0	4.6	16.5	14.6

EBITDA before special items	$131.6	$109.0	$246.8	$202.3

[2]
EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings (losses) of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure. As demonstrated by this table, EBITDA can be either reconciled to GAAP net income or GAAP operating profit yielding the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT EBITDA3
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010
Rigid Industrial Packaging & Services
Operating profit	$66.1	$64.4	$112.2	$112.9
Less: other expense (income), net	5.1	1.0	4.6	3.8
Plus: depreciation and amortization expense	21.8	19.9	42.2	41.2

EBITDA	82.8	83.3	149.8	150.3
Restructuring charges	2.3	4.7	4.6	10.7
Acquisition-related costs	2.7	0.9	4.2	3.8

EBITDA before special items	$87.8	$88.9	$158.6	$164.8

Flexible Products & Services
Operating profit (loss)	$2.0	$0.3	$3.5	$(4.3)
Less: other expense (income), net	1.5	(0.1)	0.2	(0.1)
Plus: depreciation and amortization expense	4.1	0.8	8.3	1.0

EBITDA	4.6	1.2	11.6	(3.2)
Restructuring charges	3.2	—	3.2	—
Acquisition-related costs	5.3	3.7	12.3	10.8

EBITDA before special items	$13.1	$4.9	$27.1	$7.6

Paper Packaging
Operating profit	$20.9	$7.6	$39.0	$11.3
Less: other expense (income), net	0.7	—	0.6	—
Plus: depreciation and amortization expense	7.9	6.7	15.6	13.8

EBITDA	28.1	14.3	54.0	25.1
Restructuring charges	(0.5)	0.1	0.2	0.1

EBITDA before special items	$27.6	$14.4	$54.2	$25.2

Land Management
Operating profit	$2.3	$0.5	$5.3	$3.5
Plus: depreciation and amortization expense	0.8	0.3	1.6	1.2

EBITDA	$3.1	$0.8	$6.9	$4.7

Consolidated EBITDA	$118.6	$99.6	$222.3	$176.9

Consolidated EBITDA before special items	$131.6	$109.0	$246.8	$202.3

[3]
EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings (losses) of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization. However, because the company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	April 30, 2011	October 31, 2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$95.5	$107.0
Trade accounts receivable	521.4	480.1
Inventories	456.1	396.6
Other current assets	188.3	182.2

	1,261.3	1,165.9

LONG-TERM ASSETS
Goodwill	731.4	709.7
Intangible assets	172.1	173.2
Assets held by special purpose entities	50.9	50.9
Other long-term assets	152.2	123.6

	1,106.6	1,057.4

PROPERTIES, PLANTS AND EQUIPMENT	1,345.6	1,275.1

	$3,713.5	$3,498.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$412.8	$448.3
Short-term borrowings	105.7	60.9
Current portion of long-term debt	12.5	12.5
Other current liabilities	249.5	240.1

	780.5	761.8

LONG-TERM LIABILITIES
Long-term debt	1,090.7	953.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	371.4	384.8

	1,505.4	1,381.2

SHAREHOLDERS’ EQUITY	1,427.6	1,355.4

	$3,713.5	$3,498.4

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
BALANCE SHEET DATA
UNAUDITED
(Dollars in millions)

	April 30, 2011	October 31, 2010	April 30, 2010

Current assets	$1,261.3	$1,165.9	$967.8
Less: current liabilities	780.5	761.8	610.8

Working capital	480.8	404.1	357.0
Less: cash and cash equivalents	95.5	107.0	85.0

Net working capital	$385.3	$297.1	$272.0

Long-term debt	$1,090.7	$953.1	$955.0
Plus: current portion of long-term debt	12.5	12.5	20.0
Plus: short-term borrowings	105.7	60.9	48.9
Less: cash and cash equivalents	95.5	107.0	85.0

Net debt	$1,113.4	$919.5	$938.9

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50.6	$44.9	$91.7	$71.1
Depreciation, depletion and amortization	34.6	27.7	67.7	57.2
Increase (decrease) in cash from changes in certain assets and liabilities and other	(29.5)	(46.0)	(171.9)	(184.5)

Cash flows provided by (used in) operating activities	55.7	26.6	(12.5)	(56.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	(28.4)	(55.8)	(28.4)	(114.1)
Purchases of properties, plants and equipment	(33.2)	(30.9)	(73.7)	(64.6)
Other	(19.6)	(15.5)	(17.9)	(12.7)

Cash flows used in investing activities	(81.2)	(102.2)	(120.0)	(191.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on debt	28.0	92.3	169.0	268.1
Dividends paid	(24.5)	(22.2)	(48.8)	(44.1)
Other	(3.0)	0.4	(2.7)	0.4

Cash flows provided by financing activities	0.5	70.5	117.5	224.4

EFFECTS OF EXCHANGE RATES ON CASH	2.8	0.7	3.6	(3.7)

Net increase (decrease) in cash and cash equivalents	(22.2)	(4.4)	(11.4)	(26.9)
Cash and cash equivalents at beginning of the period	117.7	89.4	106.9	111.9

Cash and cash equivalents at end of the period	$95.5	$85.0	$95.5	$85.0